1290 Avenue of the Americas

New York, New York 10104

GROUP ANNUITY CONTRACT NO.:	AC 2015

CONTRACT HOLDER:	Benefit Trust Company, As Trustee

EFFECTIVE DATE:	January 18, 2021

The terms of this Contract, including the Application, are agreed to by the Owner, as shown in the Application, and Equitable Financial Life Insurance Company (“Equitable”).

This Contract is issued pursuant to the Application submitted to and accepted by Equitable (a copy of which is attached to and made part of this Contract) and in consideration of the initial payment of the Contributions made to Equitable.

FOR THE CONTRACT HOLDER

Name	Title	Date

FOR EQUITABLE

Mark Pearson,	Dave S. Hattem,
Chief Executive Officer	Senior Executive Director and Secretary

GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNTS MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN PART II OF THIS CONTRACT.

THIS CONTRACT HAS A MARKET VALUE ADJUSTMENT PROVISION. WHEN THIS PROVISION IS IN EFFECT, THE VALUE OF THIS CONTRACT MAY DECREASE UPON TERMINATION. SEE THE SECTION “TERMINATION OF COVERAGE UNDER THE CONTRACT”.

INTEREST RATE GUARANTEE WITH RESPECT TO THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE GUARANTEED INTEREST OPTION

FIXED AND VARIABLE ANNUITY BENEFITS - NON-PARTICIPATING

2015ADA

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PART I - DEFINITIONS

SECTION 1.01    ADOPTION AGREEMENT

“Adoption Agreement” means the agreement that an Owner executes to adopt the Plan as the retirement plan for its employees.

SECTION 1.02 ANNUITANT

“Annuitant” means a Participant or any other person who is to receive annuity payments beginning at the

Participant’s Annuity Commencement Date.

SECTION 1.03    ANNUITY ACCOUNT VALUE

“Annuity Account Value” means the sum of the amounts held for the benefit of a Participant in the Investment Options.

SECTION 1.04 ANNUITY BENEFIT

“Annuity Benefit” means a Fixed Annuity or Variable Annuity payable by Equitable pursuant to Part VII of this Contract.

SECTION 1.05 ANNUITY COMMENCEMENT DATE

“Annuity Commencement Date” means the date on which annuity payments are to commence.

SECTION 1.06 APPLICATION

“Application” means the application for participation under this Contract signed by the Owner and accepted by Equitable.

SECTION 1.07 BUSINESS DAY

“Business Day” means generally any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 pm Eastern Time or such other time as we communicate to the Participant.

SECTION 1.08 CODE

“Code” means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.09 CONTRACT DATE

“Contract Date” means the earlier of: (a) the date on which the first Participant to be enrolled under the Contract is enrolled according to our enrollment procedures, or (b) the date on which the first Participant was so enrolled under a Prior Contract.

SECTION 1.10 CONTRIBUTION

“Contribution” means a payment made to Equitable as described in Section 3.01.

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SECTION 1.11 EMPLOYER

“Employer” means an Employer that has adopted the Plan. The Employer may be the Owner of the Contract.

SECTION 1.12 ENROLLMENT FORM

“Enrollment Form” means the enrollment for participation under this Contract and signed by the Owner and Participant and accepted by Equitable.

SECTION 1.13 FORFEITURE ACCOUNT

“Forfeiture Account” means an unallocated account maintained by Equitable under this Contract in conjunction with the operation of Section 8.03. Amounts arising from the reductions in Annuity Account Value pursuant to Section 8.03 will be allocated thereupon to the Forfeiture Account, pending disposition of such amounts (and interest thereon) as determined by the Owner. Such account will be maintained in either (a) the Guaranteed Interest Option or (b) a Qualified Default Investment Alternative.

SECTION 1.14 FUNDING ACCOUNT

“Funding Account” means an account maintained under Section 2.01 to which contributions are allocated and which is adjusted to reflect, as applicable, interest, income, gains, losses, penalties, expenses, charges and fees. The Funding Account will include the Investment Options set forth in the Enrollment Form.

SECTION 1.15 GUARANTEED INTEREST OPTION

“Guaranteed Interest Option” means the Investment Option that is part of Equitable’s general account and pays interest at guaranteed rates set by Equitable.

SECTION 1.16 GUARANTEED INTEREST RATE

“Guaranteed Interest Rate” means the effective annual rates at which interest accrues on the amount allocated to the Guaranteed Interest Option.

SECTION 1.17 INVESTMENT MANAGER

“Investment Manager” means anyone who (a) manages, acquires or disposes of any asset of the Trust, (b) acknowledges in writing that it is a fiduciary with respect to the Trust and (c) is (i) an investment adviser registered under the Investment Advisers Act of 1940, (ii) a bank (as defined in the Investment Advisers Act of 1940) or (iii) an insurance company qualified under the laws of more than one state to manage the assets of employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974).

SECTION 1.18 INVESTMENT OPTION

“Investment Option” means the funds set forth in the Enrollment Form, or added or removed upon advance notice to the Owner and Participant, including the Guaranteed Interest Option, a Separate Account or a Variable Investment Option of a Separate Account.

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SECTION 1.19 MINIMUM GUARANTEED RATE

“Minimum Guaranteed Rate” means, with respect to the Guaranteed Interest Option, an effective minimum rate of interest as described in the Section “Guaranteed Interest Option-Conditions”.

SECTION 1.20 OWNER

“Owner” is the person named as Owner of the Contract on the Members Retirement Group Annuity Application. The Owner may be the trustee of a trust holding assets of the plan or the Employer. Subject to Equitable’s approval, the Owner may designate another person to exercise rights under the Contract.

SECTION 1.21 PARTICIPANT

“Participant” means an individual covered under a Plan and, in accordance with the terms of the Part “Annuity Account Values” in this Contract, who is enrolled under the Contract and for whom Equitable maintains an Annuity Account Value.

SECTION 1.22 PARTICIPATION DATE

“Participation Date” means the earliest of (a) the Business Day on which the Participant has been enrolled under this Contract, (b) the Business Day on which the Participant was enrolled under a Prior Contract, if applicable, and (c) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

SECTION 1.23 PLAN

“Plan” means a plan adopted and maintained by the Employer that is intended to meet the requirements for qualification under Section 401(a) of the Code and which Plan is named in the Application.

SECTION 1.24 POOLED TRUST

“Pooled Trust” means the Pooled Trust for Association Members Retirement Plans of Equitable Life Insurance Company which is maintained by Equitable and the Trustee for certain individually designed retirement plans and which is intended to meet the requirements for qualification under Section 401(a) of the Code and which is named in the Enrollment Form.

SECTION 1.25 PRIOR CONTRACT

“Prior Contract” means a contract issued by Equitable and from which the Owner and Equitable have agreed to transfer certain liabilities associated with the Plan to this Contract. The years of participation under a Prior Contract, if applicable, are included as participation under this Contract.

SECTION 1.26 PROCESSING OFFICE

“Processing Office” means Equitable’s administrative office as shown in the Enrollment Form. Equitable may change the Processing Office address upon written notice to the Owner.

SECTION 1.27 QUALIFIED DEFAULT INVESTMENT ALTERNATIVE

“Qualified Default Investment Alternative” means a Qualified Default Investment Alternative as defined in

Regulations issued by the U.S. Department of Labor.

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SECTION 1.28 REDEMPTION FEE

“Redemption Fee” means a charge that is assessed by the underlying portfolio of a Funding Account and paid to the underlying portfolio of the Funding Account when a Participant redeems, sells, or withdraws amounts from an applicable Funding Account in the event that such amounts are held less than a specified period of time.

SECTION 1.29 SEPARATE ACCOUNT

“Separate Account” means any Separate Account described in Part II or added to this Contract. A Separate Account may be divided into subaccounts.

SECTION 1.30 SOURCE

“Source” means any of the various sources or types of Contributions identified in the Enrollment Form.

SECTION 1.31 TRANSACTION DATE

“Transaction Date” means the Business Day Equitable receives a Contribution or a transaction request at the Processing Office providing the information Equitable needs is in a form acceptable to Equitable.

SECTION 1.32 TRUSTEE

“Trustee” means Benefit Trust Company, or any successor Trustee.

SECTION 1.33 TRUSTS

“Trusts,” means the tax-exempt trust under Section 501(a) of the Code, which holds the assets of the Plan.

SECTION 1.34 VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a subdivision of a Separate Account. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

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PART II – INVESTMENT OPTIONS

SECTION 2.01 FUNDING ACCOUNT PROVISIONS

The Enrollment Form sets forth the Funds that are available as Investment Options under the Contract as of the Contract Date. Additional Funds may be added as Investment Options as communicated to the Owner. Section 3.01 of this Contract describes the allocation of Contributions among Investment Options elected by the Participant as stated in the Enrollment Form.

To the extent that a Participant files no valid instructions, contributions on his behalf shall be allocated to the Qualified Default Investment Alternative.

A Participant may transfer all or any part of the amounts held on his behalf among the Investment Options at any time, subject to any transfer restrictions applicable, as described in Section 4.02. As described in this Part II, certain Investment Options may be subject to special underwriting standards and procedures and to restrictions limiting the timing and frequency of transactions.

SECTION 2.02 GUARANTEED INTEREST OPTION - CONDITIONS

(1)	Guaranteed Interest Option

Any amount held in the Guaranteed Interest Option becomes part of Equitable’s general assets, which support the guarantees of this Contract as well as other policies and contracts that Equitable offers.

The amount in the Guaranteed Interest Option at any time with respect to the Plan is equal to the sum of:

•	all amounts that have been allocated or transferred to the Guaranteed Interest Option, plus

•	the amount of any interest credited, less

•	all amounts that have been withdrawn (including charges) or transferred from the Guaranteed Interest Option.

Equitable will credit the amount held in the Guaranteed Interest Option with interest at effective rates that Equitable sets periodically. Equitable will also set a Minimum Guaranteed Rate.    A rate of 1.00% applies as the Minimum Guaranteed Rate under the Contract as described in the Section “Minimum Guaranteed Rate”. Equitable reserves the right to increase or decrease such minimum rate at any time, subject to applicable state laws. However, the changed Minimum Guaranteed Rate will only apply to Contributions and allocations to and transfers to the Guaranteed Interest Option, as described in the Sections “Contributions, Allocations” and “Transfer Requests” respectively, made on or after the date such change is effective. The Application will describe the initial Rate(s) to apply for a stated period or periods starting with the Contract Date.

(a)	Conditions

The Owner agrees:

(i)

All allocations to, and transfers to and from the Guaranteed Interest Option are to be made solely at the discretion of the Participants, such allocations and transfers will be made without any direction or influence from the Owner, for a Plan that meets the requirements of Section 401(k) of the Code. For a Plan that meets the requirements of Section 401(a) which does not contain Section 401(k) provisions, allocations and transfers to and from the Guaranteed Interest Option, will be in accordance with the Plan’s provisions. Equitable is to be given at least 60 days advance written notice by the Owner of any noncompliance with this condition.

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(ii)

To provide Equitable with any amendment to the Plan or the Plan’s investment policy, any communication by the Owner to the Participants concerning the Guaranteed Interest Option or the Investment Option of the Plan to which it relates, or any change in the manner in which the Plan is administered. Any such document is to be provided to Equitable at least 60 days before its effective date. Equitable may also request, and the Owner will thereupon provide any other information that Equitable reasonably determines would bear upon the flow of funds to and from the Guaranteed Interest Option.

(iii)	To remit Contributions in accordance with the Section “Contributions, Allocations”;

If the conditions stated above are not complied with, or if Equitable determines and so notifies the Owner by written notice that an amendment to the Plan, the Plan’s investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the Guaranteed Interest Option, then Equitable will have the right to:

(i)	decline further requests for transfers to or from the Guaranteed Interest Option; and/or

(ii)

deem that a termination of Plan participation has occurred under this Contract and that the Owner has requested Equitable to make payment in accordance with terms of subsection (e)(2) of the Section “Termination of Coverage Under the Contract”.

SECTION 2.04 SEPARATE ACCOUNT

The Separate Account(s) set forth in the Enrollment Form are available under this Contract. A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are Equitable’s property. Any income, gains or losses whether realized or unrealized from assets in a Separate Account will be credited to or charged against the account without regard to other income, gains, or losses of Equitable. The portion of Equitable’s assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business Equitable conducts. Equitable may transfer assets of a Separate Account or a Variable Investment Option in excess of the reserves and other liabilities with respect to such Account or Fund to another Separate Account or Variable Investment Option or to Equitable’s general account.

Equitable may, at its discretion, invest Separate Account assets in any investment which applicable law permits. Equitable may rely conclusively on the opinion of counsel (including counsel in its employ) as to what investments Equitable may make as law permits.

If Equitable changes a Separate Account or adds separate accounts as described in Section 2.06, then the terms herein related to the Separate Account will apply to the changed or added account(s).

SECTION 2.05 SEPARATE ACCOUNT UNITS AND UNIT VALUES

The amount in a Separate Account with respect to the Plan at any time is equal to the number of Units in that Account with respect to the Plan multiplied by the Unit Value which applies at that time. For the purposes of this Contract, “Unit” means a unit which is purchased in a Separate Account, and “Unit Value” means the dollar value of each Unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 2.04, then the terms of this Section 2.05 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

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The number of Units in a Separate Account at any time is equal to the number of Units purchased minus the number of Units redeemed in that Account up to that time. The number of Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account’s Unit Value for that Transaction Date.

Equitable determines the Unit Value for each Variable Investment Option at the end of each Business Day. The Unit Value is equal to (a) the gross unit value, plus or minus investment performance, minus (b) any Program

Expenses. For these purposes, the “gross unit value” is determined by multiplying the gross unit value on the preceding Business Day, by the Net Investment Factor for that Business Day.

The Net Investment Factor is determined as follows:

(a)	the value of the Variable Investment Option’s assets at the close of business on the preceding Business Day,

(b)

plus, the investment income and capital gains, realized and unrealized, that are credited to the assets of the Variable Investment Options during the Business Day for which the calculation is being made,

(c)	minus the capital losses, realized and unrealized, that were charged to the assets of the Variable Investment Options during the Business Day for which the calculation is being made,

(d)	divided by the value of the Variable Investment Options’ assets at the close of the preceding Business Day.

The Unit Value for a Business Day is calculated by multiplying the Unit Value for the last Business Day of the preceding month by the Net Change Factor for that Business Day. The Net Change Factor for each Business Day is equal to (a) minus (b), where (a) and (b) is:

(a)	the gross unit value for that Business Day, divided by the gross unit value for the last Business Day of the preceding month,

(b)	the charge to the Fund for that month for the daily accrual of fees and other expenses, multiplied by the number of days since the end of the preceding month.

To the extent the Separate Account invests in Variable Investment Options, and the assets of the Variable

Investment Options are invested in a class or series of shares of a specified trust or investment company, then the Unit Value of a Variable Investment Option for any Valuation Period is equal to the Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. A “Valuation Period” is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b), where

(a)

is the value of the Variable Investment Option’s shares of the related portfolio of the specified trust or investment company at the end of the current Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, Equitable uses the share value reported to Equitable by the specified trust or investment company plus the applicable dividend and capital gain rates on ex-dividend date), and

(b)

is the value of the Variable Investment Option’s shares of the related portfolio of the specified trust or investment company at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period).

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SECTION 2.06 CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

In addition to the right reserved pursuant to subsection (b) of Section 2.07, Equitable reserves the right, subject to compliance with applicable law, including notice to Participants and the Owner if required:

(a)

to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, a Separate Account, or to add or remove Separate Accounts;

(b)	to combine any two or more Variable Investment Options or sub-funds thereof, which, in Equitable’s judgment, have the same general investment objectives;

(c)

to transfer the assets Equitable determines to be the share of the class of contracts to which this Contract belongs from any Separate Account or Variable Investment Option to another Separate Account or Variable Investment Option which, in Equitable’s judgment, has the same general investment objectives;

(d)	to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940;

(e)	to register or deregister the Separate Account or any Variable Investment Option under the Investment Company Act of 1940, provided that such action conforms with the requirements of applicable law;

(f)	to restrict or eliminate any voting rights as to any Separate Account;

(g)

to cause one or more Separate Accounts or Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies which, in Equitable’s judgment, have the same general investment objectives.

A portfolio might, in Equitable’s judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option, in view of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or a Variable Investment Option, the Owner and each Participant will be notified of such exercise, as required by law.

SECTION 2.07 AVAILABILITY OF INVESTMENT OPTIONS

The Enrollment form sets forth the Investment Options available for election under this Contract as of the

Contract Date. Section 3.01 of this Contract describes the allocation of Contributions among Investment Options elected by the Participant as stated in the Enrollment Form.

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PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

The Owner will remit as Contributions all amounts maintained with respect to the Plan, unless Equitable agrees otherwise in writing or unless such remittance is to cease pursuant to the terms of this Contract.

Contributions remitted to the Contract must use a submission method approved by Equitable which shows the Source and the amount of each type of Contribution for each Participant.

Each Contribution, less any applicable tax charge in accordance with Section 9.08, is allocated pursuant to the allocation instructions submitted in a form acceptable to Equitable, subject to the Section, “Funding Account Provisions”. Contributions made to a Variable Investment Option will be used to purchase Units in that Variable Investment Option on the Transaction Date.

SECTION 3.02 DISCONTINUANCE OF CONTRIBUTIONS

Contributions under the Contract will continue with respect to the Plan unless one of the following circumstances occurs which would result in the discontinuance of such Contributions:

(a)

the Internal Revenue Service has determined that the Plan fails to qualify under Section 401(a) of the Code and applicable Treasury Regulation and Equitable receives notice of such fact. Payments will be made as described in subsection (a) of Section 5.03.

(b)	the Owner notifies Equitable that participation of the Plan under the Contract is to be terminated, in which case the Owner will discontinue Contributions to the Contract.

(c)	this Contract fails to qualify as an annuity; Equitable will have the right, upon receiving notice of such fact, to terminate this Contract.

(d)

Equitable decides to replace the terms of this Contract with terms available under a different contract issued by Equitable or one of its affiliated or subsidiary life insurance companies for plans qualified under Section 401(a) of the Code and the Owner disapproves of such change after notice by Equitable to the Owner of such change.

Any notice of discontinuance of Contributions described above will require 60 days written notice by either the Owner or Equitable, as applicable, of such intent to discontinue Contributions under the Contract.

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PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01 TRANSFER REQUESTS

If the Participant is part of the Plan as defined in this Contract, the Participant may, upon request, in a form acceptable to Equitable, transfer, pursuant to the terms of the Plan, all or part of the amount held in an Investment Option to one or more of the other Investment Options. The request will specify the Source(s), if applicable as described in Part VIII, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms of Section 4.02 and to Equitable’s rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Unit Value on the Transaction Date.

SECTION 4.02 TRANSFER RULES

Transfers to and from any Investment Option are permitted at any time.

However, Equitable reserves the right to impose conditions or limitations on transfer rights, restrict transfers or refuse any transfer requested by an individual or firm engaged in market timing strategies. For purposes of this Section, market timing strategies are strategies that disrupt the trading patterns of the underlying investment company or trust. Equitable reserves the right, in its sole discretion, to determine what constitutes a market timing strategy. Equitable will implement any market timing policy of an underlying portfolio.

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PART V - WITHDRAWALS , DEATH BENEFITS, AND TERMINATION

SECTION 5.01 WITHDRAWALS

The Participant may make a request in a form acceptable to Equitable for a withdrawal from the Guaranteed Interest Option or Variable Investment Options pursuant to the terms of the Plan. Withdrawals may be delayed from certain Variable Investment Options, however, if there is a delay in the redemption of the underlying mutual fund.

On the Transaction Date, Equitable will pay the amount of the withdrawal requested or, if less, the Participant’s amount in the Funding Account, subject to the terms of Section 9.01. The withdrawal to be made to provide the payment will be made from the Investment Options specified by the Participant, subject to the terms of Section 4.02. The payment arising from the withdrawal will be made to the payee specified on the applicable form, unless the Owner and Equitable agree to another payee.

Withdrawals will be made in accordance with the Plan and the Code.

SECTION 5.02 DEATH BENEFIT

Subject to any restrictions set forth in the Plan, each Participant may designate one or more beneficiaries to receive any benefits remaining due to him upon his death.

If a Participant dies without designating a beneficiary, or if the last surviving beneficiary dies before the distribution of all benefits, Equitable shall distribute the remaining benefits in accordance with the terms of the Plan or, in the case of an individually designed plan that makes no provision for this event, to the first surviving class of the following classes of persons: (a) the Participant’s spouse, (b) the Participant’s children, (c) the Participant’s parents, (d) the Participant’s siblings and (e) the estate of the person on whose death the remaining benefits became payable.

Upon receipt by Equitable of due proof of death of the Participant, and any instructions and required forms to effect the payment, Equitable will pay a death benefit to the beneficiary. The death benefit is equal to the value of the Funding Account.

If the Participant’s death occurs prior to the Annuity Commencement Date, Equitable will pay the death benefit elected by the beneficiary and reported by the Owner subject to the rules then in effect and the requirements of law. A beneficiary may elect from the following payment options:

(a)	to receive the death benefit in a single sum;

(b)	to apply the death benefit to the purchase of an Annuity Benefit in a form then offered by Equitable;

(c)	to apply the death benefit to provide any other form of benefit then offered by Equitable; or

(d)	to apply the death benefit to an account or accounts under this Contract maintained for the benefit of such beneficiary or beneficiaries, if the terms of Part VIII apply.

If the Participant’s death occurs while they are still receiving Annuity Benefits, the beneficiary must continue to receive benefits, subject to the applicable Federal income tax minimum distribution rules.

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SECTION 5.03 TERMINATION OF COVERAGE UNDER THE CONTRACT

(a)	Termination of Contract:

Equitable may terminate this contract on the last day of any month, provided written notice of such termination is given to the Contract Holder and the Owner at least 24 months before the date of termination. No amounts may be contributed or transferred to any Funding Account on or after the date on which the termination of this Contract is effective. Withdrawals will be made in accordance with Item (e) below.

(b)	Termination of Participation Under this Contract:

If an Owner is to terminate its participation in the Contract, the Owner will provide Equitable with 60 days advance written notice of such termination. After such notice has been received, withdrawals will be made in accordance with Item (e) below.

(c)	Employer Plan is No Longer Qualified:

If the Employer Plan is no longer qualified under Section 401(a) of the Code, Equitable reserves the right to (a) refuse further Contributions to this Contract on behalf of Participants, or (b) terminate the Employer Plan’s participation under this Contract and to pay the amounts held in the Investment Options with respect to the Employer Plan as if the Employer had terminated the Employer Plan’s participation under this Contract in accordance with subsection (b) above. Withdrawals will be made in accordance with Item (d) below.

(d)	Plan Termination:

If the Plan is to terminate, in whole or in part, without immediate establishment of a successor plan sponsored by the Employer, the Owner will provide Equitable with (i) 90 days advance written notice and evidence satisfactory to Equitable of such termination. If the plan is to terminate in part, and if Participant accounts are maintained, the Owner will also provide a listing of the Participants covered by such termination. After such notice has been received, withdrawals will be made in accordance with the following:

(1)	Withdrawals from Separate Accounts:

After such notice has been received, any withdrawal from any Variable Investment Option that is requested by the Owner on behalf of a Participant will continue to be made in accordance with the provisions of the Section ”Withdrawals”.

If the Owner so requests in writing, Equitable will pay the aggregate of all amounts then held in any Separate Account on the Transaction Date with respect to the Plan, minus any tax charges in accordance with the Section “Applicable Tax Charges”.

(2)	Withdrawals from the Guaranteed Interest Option:

After such notice has been received, any withdrawal from the Guaranteed Interest Option that is requested in writing by the Owner on behalf of a Participant, other than a withdrawal that is in connection with a “Benefit Distribution” as described in subsection (g) below, will be made in accordance with this subsection (d)(2).    Equitable will accept requests for such withdrawals only after 90 days has elapsed from Equitable’s receipt of the written notice. Payment of the requested withdrawal will commence, or will be made, within 30 days of the later of (i) receipt of such request at Equitable’s Processing Office, or (ii) the end of such 90-day period.

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(A)

Equitable will, subject to the following provisions, pay such withdrawal in annual installments over a period not to exceed 59 months, as described in subsection (f) below and without a Market Value Adjustment described in subsection (h) below.

(B)

No transfers may be made on and after the date Equitable receives notice of the Plan termination and before a period of 90 days has elapsed, except that transfers already being made in accordance with any automatic transfer option available from Equitable will be continued during such period. After the end of such 90-day period, transfers will be permitted and, regardless of which Variable Investment Options had been elected with respect to the Plan, the maximum amount that may be transferred to a Separate Account or a Variable Investment Option of a Separate Account from the Guaranteed Interest Option in any Transfer Period will be an amount equal to 25% of the amount, if any, that was held in the Guaranteed Interest Option as of the last day of such 90-day period.

(C)

If, during the installment period, the Owner reports to Equitable that all or part of the balance of the installments are to be paid in connection with a Benefit Distribution, Equitable will pay in a single sum the amount requested.

Equitable reserves the right to pay amounts withdrawn from the Guaranteed Interest Option as described in subsection (d)(2) of this Section “Termination of Coverage Under the Contract”, in a single sum in lieu of such annual installments, if the aggregate amount held in the Guaranteed Interest Option with respect to the Plan is less than $1,000,000. Such single sum will be equal to the lesser of (i) the amount of withdrawal requested, and (ii) the amount of withdrawal requested reduced by any Market Value Adjustment that applies pursuant to subsection (h) below, of this Section “Termination of Coverage Under the Contract”, provided, however, that such Market Value Adjustment will not exceed 7%. If a Market Value Adjustment applies, such single sum payment will not be less than the sum of (a) all amounts, other than interest, allocated or transferred to the Guaranteed Interest Option with respect to the Participant and not subsequently withdrawn, transferred or deducted there from, and (b) interest earned on such amount, accrued at the respective Minimum Guaranteed Rate(s). If a Market Value Adjustment applies, then the amount to be paid will be determined as of the “Calculation Date” defined in subsection (f) below of this Section “Termination of Coverage Under the Contract”, and will include interest at the then applicable Guaranteed Interest Rate from the Calculation Date to the “Effective Date of Withdrawal” defined in subsection (h) below of this Section “Termination of Coverage Under the Contract”.

Notwithstanding the above, the Owner may request that the withdrawal from the Guaranteed Interest Option be paid in a single sum in lieu of such annual installments. If Equitable agrees, then such single sum will be equal to the amount described in the immediately preceding paragraph, without regard, however, to the 7% limit on a Market Value Adjustment.

Any amount to be paid pursuant to this subsection (d)(2) of this Section “Termination of Coverage Under the Contract”, plus, if applicable, any Market Value Adjustment will be withdrawn from the amounts held in the Guaranteed Interest Option.

(e)	Termination of Participation Under this Contract:

If the Owner is to terminate its participation in the Contract, the Owner will provide Equitable with 90 days advance written notice of such termination and instructions for the payment of amounts described below. After such notice and instructions have been received, withdrawals will be made in accordance with the following if the Owner so requests in writing:

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(1)	Withdrawals from Separate Accounts:

Equitable will pay the aggregate of the amounts then held in any Separate Account with respect to the Plan.

(2)	Withdrawals from the Guaranteed Interest Option:

Equitable will accept requests for withdrawals only after 90 days has elapsed from Equitable’s receipt of the written notice. Payment of the requested withdrawal will commence (in the case of installments), or will be made (in the case of a single sum), within 30 days of the later of (i) receipt of such request at Equitable’s Processing Office, or (ii) the end of such 90-day period.

(A)

The amounts in the Guaranteed Interest Option will be paid in annual installments over a period not to exceed 59 months, as described in subsection (f) below, of this Section “Termination of Coverage Under the Contract”.

(B)	No Market Value Adjustment will apply with respect to the installments.

(C)

Equitable will have the right to discontinue maintenance of any Participant-level records and, in lieu thereof, to (i) treat all amounts remaining in the Investment Options as a single Annuity Account Value, with the Owner as sole Participant, and (ii) rely fully upon the advice of the Owner for any Participant-level information required to process transactions hereunder, including but not limited to the payment of death benefits.

(D)

Anything in this Contract to the contrary notwithstanding, any repayments of loans, as described in the Part “Withdrawals to Effect Plan Loans to Participants” of this Contract, on and after the beginning of the installment period are to be made to the then active funding vehicle of the Plan.

(E)

On and after Equitable’s receipt of the Owner’s request for payment, no other withdrawals from, and no transfers to or from, the Guaranteed Interest Option will be made except in conjunction with Benefit Distributions subject to subsection (F) following.

(F)

The amount of any withdrawal for a Benefit Distribution while installments are in progress will be the amount required therefore, minus any amount then held in another funding vehicle with respect to the Plan.

(G)	On and after the Owner’s request for termination of participation under this Contract, no further Contributions may be made to the Guaranteed Interest Option with respect to the Plan.

Equitable reserves the right to pay amounts withdrawn from the Guaranteed Interest Option in a single sum in lieu of such annual installments described above in subsection (e)(2) of this Section “Termination of Coverage Under the Contract”,, if the aggregate amount held in the Guaranteed Interest Option with respect to the Plan is less than $1,000,000. Such single sum will be equal to the lesser of (i) the amount of withdrawal requested, and (ii) the amount of withdrawal requested reduced by any Market Value Adjustment that applies pursuant to subsection (h) below, of this Section “Termination of Coverage Under the Contract”, provided, however, that such Market Value Adjustment will not exceed 7%. If a Market Value Adjustment applies, then the amount to be paid will be determined as of the “Calculation Date” defined in subsection (h) below, of this Section “Termination of Coverage Under the Contract”, and will include interest at the then applicable Guaranteed Interest Rate from the Calculation Date to the “Effective Date of Withdrawal” defined in subsection (f) below, of this Section “Termination of Coverage Under the Contract”. If a Market Value Adjustment applies, such single sum payment will not be less than the sum of (a) all amounts, other than interest, allocated or transferred to the Guaranteed Interest

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Option with respect to the Participant and not subsequently withdrawn, transferred or deducted therefrom, and (b) interest earned on such amounts, accrued at the respective Minimum Guaranteed Rate(s).

Notwithstanding the above, the Employer may request that the withdrawal be paid in a single sum in lieu of such annual installments. If Equitable has agreed, then such single sum will be equal to the amount described in the immediately preceding paragraph, without regard, however, to the 7% limit on a Market Value Adjustment.

(f)	Installment Payments:

Any installments to be paid pursuant to subsection (d)(2) or subsection (e)(2), above of this Section “Termination of Coverage Under the Contract”, will be made in accordance with the following:

(i)	The first such installment will be paid on a Business Day that is not more than 30 days after receipt at Equitable’s Processing Office of the applicable request for payment.

(ii)	Each of the next four annual installments will be paid, respectively, on the first Business Day on or after each anniversary of the first installment.

(iii)	The final installment will be paid on the Business Day before the fifth anniversary of the day the first installment was paid.

(iv)	Each such installment will be equal to the amount then in the Guaranteed Interest Option divided by the number of remaining installments, including the one then due.

(g)	Benefit Distribution:

A “Benefit Distribution” for the purposes of this Section “Termination of Coverage Under the Contract” means payment with respect to a Participant under the terms of the Plan in any of the following circumstances:

(i)	as a result of the Participant’s retirement, death, or “Disability”;

(ii)

as a result of the Participant’s separation from service with the Employer, provided such separation from service would qualify as such under Section 402(d)(4)(A) of the Code as in effect under the Tax Reform Act of 1986;

(iii)	as a result of the Participant’s attainment of age 59 1/2;

(iv)

as a result of the Participant’s “hardship withdrawal” within the meaning of the applicable federal income tax regulations. The Employer or Employer’s Designee will advise Equitable if a benefit distribution is attributable to a “hardship withdrawal”.

For the purposes of (i) above, “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, presumably for life, as determined by the Employer on the basis of a written determination by the Social Security Administration that disability payments under the Social Security Act have been approved.

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(h)	Market Value Adjustment:

Any single sum withdrawal from the Guaranteed Interest Option pursuant to subsection (d)(2) or subsection (e)(2) of this Section “Termination of Coverage Under the Contract”, will be subject to a Market Value Adjustment.

The term “Market Value Adjustment” means the greater of (A) zero, and (B) a percentage equal to:

(i)

the sum of all market value adjustments for quarterly generations in the Guaranteed Interest Option, as determined pursuant to the next paragraph, with respect to the Plan as of the “Effective Date of Withdrawal,” divided by

(ii)	the amount held in the Guaranteed Interest Option with respect to the Plan as of the Effective Date of Withdrawal.

For purposes of such calculation, the Guaranteed Interest Option will be deemed to consist of a series of quarterly generations, one for each calendar quarter during which the Plan participated in the Guaranteed Interest Option.

The Market Value Adjustment for each such quarterly generation is the product of (A), (B) and (C) as follows:

(A)	the amount of the Plan’s “net cash flow” in the given quarterly generation as of the Effective Date of Withdrawal;

(B)	the rate equal to

(1)	the interest rate, as of the applicable “Calculation Date,” for a five-year Treasury bond, minus

(2)

the “average interest rate,” during the calendar quarter in which such quarterly generation was first established, for five-year Treasury bonds, less 0.25%, subject to the following provisions of this subsection;

(C)

the fraction equal to the number of calendar days from the Effective Date of Withdrawal which occasioned this calculation to the maturity date for the given quarterly generation divided by 365. Such maturity date will be the quinquennial anniversary of the first Business Day of the given quarterly generation.

“Effective Date of Withdrawal” for this purpose means the Business Day on which Equitable is to make payment of the requested withdrawal pursuant to the terms of subsection (d) or subsection (e) of this Section “Termination of Coverage Under the Contract”.

“Calculation Date” for this purpose means the Business Day occurring on or next following the date on which Equitable receives the Owner’s request for payment pursuant to the terms of subsection (d) or subsection (e) of this Section “Termination of Coverage Under the Contract”. The Calculation Date is the date as of which Equitable determines the Market Value Adjustment.

The “average interest rate” to be used for purposes of subsection (h)(B)(2) above of this Section “Termination of Coverage Under the Contract”, with respect to a given quarterly generation whose first Business Day was more than five years before the Calculation Date will be the average interest rate for the most recent calendar quarter whose first Business Day was a quinquennial anniversary of the first Business Day of the given quarterly generation.

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The Plan’s “net cash flow” in a given quarterly generation is the sum of all allocations (including interest credited) and transfers to, minus all withdrawals, deductions and transfers from, the Guaranteed Interest Option with respect to such quarterly generation. Equitable may, to the extent that such data are unavailable on the Calculation Date, estimate the applicable amount on the basis of appropriate historical data. The interest rate on a five-year Treasury bond will be determined by using the applicable rate of interest (on an annual effective yield basis) specified in the United States Treasury Department’s Constant Maturity Series for that date. If the interest rate associated with a five-year Treasury bond is not available in that series, the rate will be determined by linear interpolation between the next lower and next higher available maturities. The source for the United States Treasury Department’s Constant Maturity Series will be the Federal Reserve Statistical Release F.15 Bulletin. If for any reason this series is not available, the interest rate will be based on a comparable series.

Equitable may at any time substitute a bond of different maturity for the five-year Treasury bond referred to in this subsection, provided that (i) any such change will apply only to Plans which begin participation under this Contract after such change, and (ii) such change will be made by advance written notice to the Owner. In such event, the references in this subsection to “five years” and “quinquennial anniversary” will be deemed to have been correspondingly changed.

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PART VI – WITHDRAWALS TO EFFECT PLAN LOANS

SECTION 6.01 WITHDRAWALS TO EFFECT PLAN LOANS TO PARTICIPANTS

If the Employer Plan permits loans, the Participant may request, subject to the terms of the Plan and the Code and applicable Treasury regulations, withdrawals from their balance in the Investment Options for a loan.

The Participant will specify from which Investment Option(s) and Sources, if applicable, the withdrawal is to be made.

SECTION 6.02 TERMS – RESTRICTIONS

Withdrawals from a Participant’s Annuity Account Value to effect Plan loans may not be made if the Employer intends to terminate the Employer Plan, or has given notice that the Employer Plan has terminated or amounts are being paid pursuant to the terms of Section 5.03.

In addition, the following terms will apply:

(a)

A withdrawal to make a Plan loan will be available only from the portion, if any, of the Annuity Account Value that is considered vested in accordance with the Plan, as reported to Equitable by the Employer.

(b)	Participants will apply for Plan loans through the Employer.

(c)	The Plan loan must by its terms be for an amount and duration within the terms specified in the Code and applicable Treasury regulations.

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PART VII ANNUITY BENEFITS

SECTION 7.01 ANNUITY BENEFIT

Each Annuity Benefit under this Contract will be paid as a Life Annuity, unless another form offered by Equitable or one of its affiliated or subsidiary companies is elected, subject to the terms of the Plan. The Life Annuity is a fixed annuity which provides monthly payments to the Participant beginning as of the Annuity Commencement Date and ending with the last payment due before the Participant’s death.

SECTION 7.02 REPORT FOR ANNUITY BENEFIT

The Owner will report to Equitable each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Contract if the amount to be applied to provide such Annuity Benefit is at least $5,000. Any such report is to be made before the first payment under such Annuity Benefit. Any such report will be in the form prescribed by Equitable and will include all pertinent facts and determinations requested by Equitable. Equitable will be fully protected in relying on the reports and other information furnished by the Owner or Participant and need not inquire as to the accuracy or completeness thereof.

SECTION 7.03 APPLICATION TO PROVIDE ANNUITY BENEFIT

An application must be made in order to provide each Annuity Benefit. The amount applied to each such Benefit will be equal to the amount withdrawn from the Investment Options, less any applicable tax charge in accordance with Section 9.08 on annuity considerations; provided that the Owner may report, in accordance with Section 7.02, that only a portion of the given amount is to be used for such Benefit.

If Equitable has deducted charges for applicable tax from the Contributions being applied to provide an Annuity Benefit before they were allocated to the Investment Options pursuant to Section 3.01, Equitable will not again deduct charges from such Contributions for the same taxes. If however, taxes are later imposed upon Equitable when such an application is made, Equitable reserves the right to make an additional deduction for such taxes.

Application will be made on the basis of either (a) the Table of Guaranteed Annuity Payments included in Appendix A of this Contract, or (b) Equitable’s then-current individual annuity rates applicable at the time of application to funds which derive from sources outside Equitable, whichever rates would provide a larger benefit with respect to the payee.

SECTION 7.04 CONDITIONS

Equitable will require proof of the age of any person on whose life an annuity form is based.

Equitable has the right to ask for proof acceptable to it that the person on whose life a benefit payment is based is alive when each payment is due. If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by Equitable will be charged against future payments. Underpayments will be added to future payments. Equitable’s liability is limited to the correct information and the actual amounts used to provide the benefits.

If Equitable receives proof satisfactory to it that (a) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (b) another person or an institution is then maintaining or has custody of such payee, and (c) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments to such other person or institution. Equitable will have no further liability with respect to the payments so made.

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If the amount to be applied hereunder is less than $5,000 or would result in an initial monthly payment of less than $300.00, Equitable may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.05 CHANGES

Equitable reserves the right, upon 60 days advance notice to the Owner, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to any Annuity Benefit commenced before the change.

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PART VIII - ANNUITY ACCOUNT VALUES

SECTION 8.01 PARTICIPANTS’ ACCOUNTS

Equitable will maintain Participant-level accounts unless the Owner specifies otherwise on the Pooled Trust Participation Agreement. If so, then the Owner will specify the Participant with respect to whom each Contribution is being remitted, the Source to which each Contribution relates, and the allocation by Source of such Contribution among the Investment Options. If individual accounts are maintained under this Section, then the terms of Sections 2.01, 2.02, 2.03, 2.05 and this Part will apply separately with respect to each Participant’s Annuity Account Value.

SECTION 8.02 PARTICIPANT ACCOUNT TRANSFERS

The transfer rules described in Section 4.02 will apply separately with respect to each Participant.

SECTION 8.03 PARTICIPANT ACCOUNT FORFEITURES

(a)	Forfeitures:

If the Owner reports to Equitable that the Annuity Account Value is to be reduced as a result of a forfeiture pursuant to the Plan, Equitable will reduce the Annuity Account Value by the amount of the reduction so reported as representing the unvested portion of the Participant’s Annuity Account Value.

Equitable will apply the amount of any such reduction to the Forfeiture Account, pending subsequent disposition. Such amount (and any interest thereon) will be disposed of in a manner to be reported in writing to Equitable by the Owner.

(b)	Forfeiture Account:

The Forfeiture Account is an unallocated account maintained by Equitable under this Contract in order to hold amounts arising from reductions in Annuity Account Values pursuant to subsection (a) above. Such account will be maintained in either (a) the Guaranteed Interest Option, or (b) a Qualified Default Investment Alternative.

(c)	Withdrawals from Account:

If the Owner requests that the amount representing a forfeiture and the interest thereon be withdrawn from the Forfeiture Account, for any purpose other than reallocation of such amount to the Participants covered under the Plan and the Contract, such withdrawal may be subject to the terms of Sections 5.01 or 5.03, as if termination of participation under the Contract had occurred. Equitable shall not be liable for any tax consequences that results either to the Plan, Participant or Owner as a result of a distribution of such amounts to the Owner.

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PART IX - CHARGES

SECTION 9.01 PROGRAM EXPENSE CHARGE

There will be an annual Program Expense Charge; equal to the amount in subsections (a), plus the amount in subsection (b) of this Section 9.01, which shall be paid to Equitable from the Funding Accounts.

(a)

A “Percentage Charge” consisting of the sum of the amounts derived by multiplying the following percentages times the aggregate balance of the Funding Accounts as of the immediately preceding January 31:

(i)	0.51% of the first $500 million of the aggregate balance;

(ii)	0.41% of the next $500 million of the balance;

(iii)	0.318% of the balance in excess of $1 billion.

(b)	An $80 per Participant charge which will be adjusted annually in accordance with the Consumer Price Index as reported by the U.S. Department of Labor.

The Program Expense Charge may be changed as of any May 1 as communicated to the Owner. In no event shall the Program Expense Charge exceed 1.00%.

The program expense charge is calculated as of each January 31. One twelfth of the program expense charge will be charged to Participants’ account balances computed on an equivalent daily basis during each of the 12 consecutive months beginning May 1 of the same calendar year.

In the case of a Funding Account that is not valued every Business Day, a pro rata portion of the then applicable program expense charge will be charged to Participants’ Accounts in such Funding Account on each Business Day for which a value is established.

SECTION 9.02 REDEMPTION FEE

Equitable will collect Redemption Fees on behalf of the underlying portfolios of the Investment Options, in the amounts and in accordance with the rules established by each underlying portfolio. Equitable will remit the Redemption Fee to the underlying portfolios as soon as practicable after collection and in compliance with any period an underlying portfolio has established.

For purposes of this Section 9.02, “Redemption Fee” means a charge that is assessed by the underlying portfolio of an Investment Option and paid to the underlying portfolio of the Investment Option when a Participant redeems, sells, or withdraws amounts from an applicable Investment Option in the event that such amounts are held less than a specified period of time.

The parties agree that Equitable shall have no responsibility for determining this charge and that this fee may be changed at any time by the Investment Manager of the underlying portfolio.

SECTION 9.03 ENROLLMENT FEE

An enrollment fee of $25 shall be paid to Equitable upon the enrollment of each new Participant. Unless the Owner pays the fee directly to Equitable, it shall be charged against the first contribution made on behalf of the participant. Equitable may, in its sole discretion, waive the enrollment fee from time to time for marketing purposes.

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SECTION 9.04 RECORD MAINTENANCE AND REPORT FEE

A record maintenance and report fee shall be charged quarterly against each Participant’s aggregate account balances and paid to Equitable. The amount of this fee shall be $1 for account balances in the Pooled Trust for plans that do not utilize an Equitable sponsored Plan and Trust, and shall be $3 for account balances in an Equitable sponsored Plan and Trust. The fee shall be deducted from each Participant’s accounts, and within those accounts from the Participant’s balance in each Funding Account, in accordance with the ordering rule established by Equitable from time to time and communicated in writing to the Owner.

SECTION 9.05 ERRORS

If Equitable discovers that it has made a mistake in computing or collecting the fees set forth in this Part IX, it shall repay any overpayments to the Trusts and allocate the overpayment among the then existing Plans, and it may charge any underpayments to the Trusts to the extent that it is able to allocate such amounts to the account balances of these Plans who were actually undercharged.

SECTION 9.06 MISCELLANEOUS FEES

Custodians’ fees, Securities and Exchange Commission fees, financial accounting fees, independent legal, independent auditing, printing, and mailing expenses incurred in the preparation and dissemination of Securities and Exchange Commission filings and reports shall be paid from the assets of each Separate Account for which such expenses are incurred and shall be charged against the appropriate Separate Account Unit Value. To the extent that Equitable pays any of these expenses with respect to its Separate Accounts, it shall be entitled to reimbursement from the appropriate Separate Accounts. Upon the termination of this Contract under Section 5.03, Equitable shall be entitled to reimbursement for any such expenses for which it has not previously been reimbursed.

SECTION 9.07 CHANGES

Equitable reserves the right, upon 60 days advance written notice to the Owner, to increase the amount of any charge. The application of any increase in Program Expense Charges described in Section 9.01 will apply only to Contributions made after the date of the change. With respect to the Percentage Charge described in Section 9.01, Subsection (a), any such increase will be subject to any limit on the amount then required by the Securities and Exchange Commission.

SECTION 9.08 APPLICABLE TAX CHARGES

We reserve the right to deduct from a payout of an Annuity Benefit any taxes whether federal or state assessed against such payout. In addition, if a premium tax is imposed on a Participant’s Annuity Account Value, we reserve the right to deduct such tax from Contributions in Section 3.01 or Withdrawals and Terminations in Sections 5.01 and 5.03.

SECTION 9.09 MARKET VALUE ADJUSTMENT

A Market Value Adjustment may apply in the event of termination of coverage under this Contract with respect to the Plan pursuant to the terms of the Section “Termination of Coverage Under the Contract”, if the Guaranteed

Interest Option has been elected.

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PART X - GENERAL PROVISIONS

SECTION 10.01 CONTRACT

This Contract constitutes the entire contract between the parties and will govern with respect the rights and obligations of Equitable.

This Contract may not be modified, nor may any of Equitable’s rights or requirements be waived, except in writing and by an authorized officer of Equitable. In addition to the rights of change reserved by Equitable as provided in this Contract, the Contract may be changed by Equitable and the Owner by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges, or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Participant.

SECTION 10.02 STATUTORY COMPLIANCE

Equitable reserves the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in state or federal law, in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, in the Employee Retirement Income Security Act of 1974, as amended, and in Department of Labor regulations.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable state law.

SECTION 10.03 DEFERMENT

Payments by Equitable pursuant to the terms of Part V will be made within seven days after the Transaction Date. However, payments or applications of proceeds from a Separate Account can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Account’s assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits Equitable to defer payment in order to protect persons with interests in the Separate Account.

SECTION 10.04 ASSIGNMENTS, NONTRANSFERABILITY

Neither the Contract Holder nor Equitable may assign its rights or obligations hereunder without the other party’s prior written consent, except that an assignment by Equitable to a corporation in which it has a direct or indirect ownership interest shall not require such consent provided that Equitable remains liable for the failure of that corporation to perform its obligations under this Contract.

Subject to the requirements of applicable law, no amount payable to a Participant or beneficiary under the

Contract may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Owner, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination.

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SECTION 10.05 CONTRACT HOLDER’S RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the Contract. The Contract Holder will have no responsibility for the administration of the Plan or for Contributions or any payments or other distributions hereunder. If the Contract Holder is the trustee of a trust established pursuant to a trust agreement between Equitable and the said trustee, Equitable will deal with the Contract Holder in accordance with the terms and conditions of the trust agreement pursuant to which the Contract Holder agreed to act as such and in such manner as the Contract Holder and Equitable agree, without the consent of any other person.

SECTION 10.06 EMPLOYER PLAN STATUS

A “qualified plan” is a plan or agreement that meets the requirements for qualification under Section 401(a) of the Code. The Employer is to provide evidence satisfactory to Equitable that the Employer Plan is a qualified plan and, if at any time the Employer Plan is no longer a qualified plan, the Employer is to give Equitable prompt written notice thereof.

If (a) within one year after the Contract Date, or such longer period as may be agreed upon in writing between the Employer and Equitable, the Employer does not provide such evidence, or (b) the Employer gives notice that the Employer Plan is no longer a qualified plan, then upon at least thirty days advance written notice to the Employer, Equitable may:

(i)	prohibit further Contributions under this Contract with respect to the Employer Plan, and

(ii)	withdraw from the Investment Options the amounts therein with respect to the Employer Plan and make the payment described in subsection (c) of Section 5.03.

SECTION 10.07 MANNER OF PAYMENT

Equitable will pay all amounts payable under this Contract by check or, if so agreed upon by the Owner and Equitable, by wire transfer or any other method acceptable to Equitable and the Owner. All amounts payable by the Owner will be paid by check payable to Equitable or by any other method acceptable to Equitable.

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APPENDIX A

TABLE OF GUARANTEED ANNUITY PAYMENTS -

Amount of Annuity Benefit payable monthly on the fixed dollar Life Annuity form provided by an application of $1,000.

Age	Amount
55	$3.50
60	3.80
65	4.20
70	4.73

The amount of income provided under an Annuity Benefit payable on the Life Annuity form is based on 2.50% interest and the 1983 Individual Annuity Mortality Table “a” projected with Scale G, adjusted to a unisex basis, reflecting a 20% - 80% split of males and females at pivotal age 55.

Amounts required for ages not shown in the Table or for other annuity forms will be calculated by Equitable on the same actuarial basis, except that rates for ages over 85 will equal the rates for age 85.

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